UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NorthWestern Corporation

(Exact name of registrant as specified in its charter)

Delaware	46-0172280
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

125 South Dakota Avenue
Sioux Falls, South Dakota	57104
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.     ☒

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act:  Preferred Stock Purchase Rights

INFORMATION REQUIRED IN REGISTRATION STATEMENT

AMENDMENT NO. 1 TO FORM 8-A

This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A (the “Form 8-A”) initially filed with the Securities and Exchange Commission on December 7, 2005 by Northwestern Corporation, a Delaware corporation (the “Company”), as set forth below.

Item 1.                                                           Description of Registrant’s Securities to be Registered.

The Company announced that it has entered into an Agreement and Plan of Merger, dated as of April 25, 2006 (the “Merger Agreement”), among Babcock & Brown Infrastructure Limited, an Australian public company (“Parent”), BBI US Holdings Pty Ltd., an Australian company and a direct wholly-owned subsidiary of Parent (“Holding Company”), BBI US Holdings II Corp., a Delaware corporation and direct wholly-owned direct subsidiary of Holding Company (“Holdings”), BBI Glacier Corp., a Delaware corporation and direct wholly-owned subsidiary of Holdings (“Sub”), and the Company, pursuant to which Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

Immediately prior to the execution of the Merger Agreement, the Company and LaSalle Bank National Association, a national banking association, as rights agent (the “Rights Agent”), entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement, dated as of December 5, 2005 (the “Rights Agreement”), which provides that neither the execution of the Merger Agreement nor the consummation of the Merger will trigger the provisions of the Rights Agreement.

In particular, the Rights Agreement Amendment provides the following: (i) neither Parent, Holding Company, Holdings, Sub, nor any of their respective affiliates or associates, shall be deemed to be an “Acquiring Person,” (ii) neither a Flip-In Event, an event described in clauses (a)(i), (ii), or (iii) of Section 13 of the Rights Agreement, a Distribution Date, nor a Stock Acquisition Date shall be deemed to have occurred and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, Sections 3(a), 7(a), 11(a) or 13 of the Rights Agreement, in each of (i), (ii) and (iii) above, by reason of the approval, execution or delivery of the Merger Agreement or any amendments thereof or the commencement or, prior to termination of the Merger Agreement, the consummation, of any of the transactions contemplated by the Merger Agreement, including the Merger.

The Rights Agreement Amendment also redefines “Expiration Date” to include the time immediately prior to the effective time of the Merger.

The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is filed as an exhibit hereto, and is incorporated herein by reference.

Item 2.                                                           Exhibits.

Exhibit No.	Description
4.1

Amendment No. 1, dated as of April 25, 2006, to the Rights Agreement, dated as of December 5, 2005, between Northwestern Corporation and LaSalle Bank National Association, a national banking association, as rights agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on April 26, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2006

NorthWestern Corporation

By:	/s/ Thomas J. Knapp
Thomas J. Knapp
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1

Amendment No. 1, dated as of April 25, 2006, to the Rights Agreement, dated as of December 5, 2005, between Northwestern Corporation and LaSalle Bank National Association, a national banking association, as rights agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on April 26, 2006).